EXHIBIT 99.1

PRESS RELEASE

Corporate Headquarters
217 North Monroe Street
Tallahassee, FL 32301

News Release
For Immediate Release July 24, 2007

For Information Contact:
J. Kimbrough Davis
Executive Vice President and Chief Financial Officer
850.671.0610

Capital City Bank Group, Inc.
Reports Second Quarter Earnings of $7.9 Million,
or $0.43 per Diluted Share

TALLAHASSEE, FL -- Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported earnings for the second quarter of 2007 totaling $7.9 million ($0.43 per diluted share) compared to $8.3 million ($0.44 per diluted share) for the second quarter of 2006, down 2.3% on a per-share basis.

“The Company’s underlying performance for the second quarter and the first half is essentially a reflection of the current rate environment and lower loan volume - as economic momentum throughout our markets has tempered. The business activity within our footprint is not driven primarily by real estate speculation, as has occurred in many Florida regions, but we are seeing slower general economic growth in the northern sectors of the state,” said William G. Smith, Jr., Chairman, President, and CEO of Capital City Bank Group, Inc. “Our overall credit quality remains favorable and the diversification within our loan portfolios should mitigate undue exposure to material deterioration of any specific asset class. As noted in this release, the quarter’s increase in our loan loss provision from the second quarter in 2006 is primarily attributable to a single credit.”

“The Company repurchased 428,442 shares of its common stock during the second quarter under its previously-announced buyback authorization, which is a business decision that we believe adds significantly to shareholder value.” said Smith. “We intend to continue to execute on this prudent initiative.”

The decrease in earnings compared to second quarter 2006 was attributable to a reduction in net interest income of $1.7 million and a $1.6 million increase in the loan loss provision, partially offset by an increase in noninterest income of $1.1 million, a decrease in noninterest expense of $1.2 million, and a reduction in income taxes of $600,000.

The 5.0% decrease in tax equivalent net interest income is reflective of higher funding costs which increased 46 basis points from the comparable quarter in 2006.

The higher loan loss provision reflects an increase in impaired loan reserves primarily attributable to a $5.7 million commercial real estate project located on Florida’s west coast, for which a reserve requirement of $927,000 is maintained. At this time, management believes the reserve allocated to this loan is sufficient to absorb any anticipated loss.

The 7.7% increase in noninterest income is due to increases in deposit fees, retail brokerage fees, and card processing fees. The 3.8% decline in noninterest expense reflects lower compensation, advertising, and miscellaneous expense.

The Return on Average Assets was 1.26% and the Return on Average Equity was 10.23%, compared to 1.28% and 10.56%, respectively, for the comparable period in 2006.

Supplemental Materials
Additional financial, statistical and business related information, as well as a written narrative addressing business financial trends relating to the second quarter, are available in the Investor Relations section on the Company’s internet website at www.ccbg.com.

About Capital City Bank Group, Inc.
Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded financial services companies headquartered in Florida and has approximately $2.5 billion in assets. The Company’s bank subsidiary, Capital City Bank, was founded in 1895 and now has 70 banking offices, three mortgage lending offices, and 80 ATMs in Florida, Georgia, and Alabama.

FORWARD-LOOKING STATEMENTS
Forward-looking statements in this press release are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially. The following factors, among others, could cause our actual results to differ: our ability to integrate acquisitions; the strength of the U.S. economy and the local economies where we conduct operations; harsh weather conditions; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; legislative or regulatory changes; customer acceptance of third-party products and services; increased competition and its effect on pricing; technological changes; changes in consumer spending and savings habits; our growth and profitability; changes in accounting; and our ability to manage the risks involved in the foregoing. Additional factors can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and our other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this press release speak only as of the date of the press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.